Exhibit 99.(n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 8 to Registration Statement No. 333-219679 on Form N-2 of our report dated December 22, 2016, relating to the financial statements and financial highlights of KKR Income Opportunities Fund appearing in the Annual Report on Form N-CSR of KKR Income Opportunities Fund for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

October 2, 2017